AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 2nd day of July, 2007

AMONG:

TECH LABORATORIES, INC., a corporation formed pursuant to the laws of the State of New Jersey and having an office for business located at 1818 North Farwell Avenue, Milwaukee, Wisconsin 53202

(“TLBT”)

AND:

BSI ACQUISITIONS, INC., a body corporate formed pursuant to the laws of the State of Nevada and a wholly owned subsidiary of TLBT

(the "Acquirer")

AND:

BIODIESEL SOLUTIONS, INC., a body corporate formed pursuant to the laws of the State of Nevada and having an office for business located at 1395 Greg Street, Suite #102, Sparks, Nevada 89431

("BSI")

AND:

RUDOLF WIEDEMANN, an individual having an address at 572 Echo Ridge Court, Reno, NV 89511

(“Wiedemann”)

AND:

GREGORY SPRINGER, an individual having an address at 7026 Poco Bueno Court, Sparks, NV 89436

(“Springer”)

AND:

KEN THOMAS AND MARYANNE HARZHEIM, TRUSTEES OF THE THOMAS- HARZHEIM TRUST, having an address at 48867 Chenin Blanc Drive, Fremont, CA 94539

(the “BSI Preferred Shareholder” and together with Springer and Wiedemann, the “BSI Shareholders”)

WHEREAS:

A. BSI is a Nevada corporation engaged in the development and marketing of equipment used to produce biodiesel fuels;

B. The BSI Shareholders own an aggregate of 7,773,794 BSI Common Shares (of which Wiedemann owns 7,000,000 shares and Springer owns 773,794 shares) and the BSI Preferred Shareholder owns 50,000 BSI Preferred Shares, being 100% of the presently issued and outstanding equity of BSI;

C. TLBT is a reporting company whose common stock is quoted on the NASD “Bulletin Board” and which is engaged in the business of producing personal-scale biodiesel production equipment;

D. The respective Boards of Directors of TLBT, BSI and the Acquirer deem it advisable and in the best interests of TLBT, BSI and the Acquirer that the Acquirer merge with and into BSI (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware and the State of Nevada; and

E. It is intended that the Merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement the following terms will have the following meanings:

(a)
“Acquisition Shares” means the 49,000,000 TLBT Common Shares and (ii) the 1,000,000 BSI New Preferred Shares, which shares are to be issued and delivered to the BSI Shareholders at Closing pursuant to the terms of the Merger;

(b)	“Agreement” means this Agreement and Plan of Merger among TLBT, the Acquirer, BSI, and the BSI Shareholders;

(c)
“BSI Accounts Payable and Liabilities” means all accounts payable and liabilities of BSI, due and owing or otherwise constituting a binding obligation of BSI (other than a BSI Material Contract) as of May 31, 2007 as set forth in Schedule “A” hereto;

(d)	“BSI Accounts Receivable” means all accounts receivable and other debts owing to BSI, as of May 31, 2007 as set forth in Schedule “B” hereto;

(e)
“BSI Assets” means all the property and assets of the BSI Business of every kind and description wheresoever situated including, without limitation, BSI Equipment, BSI Material Contracts, BSI Accounts Receivable, BSI Cash, BSI Intangible Assets, BSI Goodwill, BSI Unlisted Inventory, and all credit cards, charge cards and banking cards issued to BSI;

(f)	“BSI Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of BSI or relating to the BSI Business as set forth in Schedule “C” hereto;

(g)	“BSI Business” means all aspects of the business conducted by BSI;

(h)	“BSI Cash” means all cash on hand or on deposit to the credit of BSI on the Closing Date;

(i)
“BSI Debt to Related Parties” means the debts owed by BSI and its subsidiaries to any of the BSI Shareholders or to any family member thereof, or to any affiliate, director or officer of BSI or the BSI Shareholders as described in Schedule “D”;

(j)	“BSI Equipment” means all machinery, equipment, furniture, and furnishings used in the BSI Business, including, without limitation, the items more particularly described in Schedule “E” hereto;

(k)
“BSI Financial Statements” means collectively, the financial statements of BSI for the years ended December 31, 2005 and 2006, and the period ended March 31, 2007, all of which were prepared on an accrual basis in accordance with United States generally accepted accounting principles (other than the treatment of the BSI Unlisted Inventory), true copies of which are attached as Schedule “F” hereto;

(l)
“BSI Goodwill” means the goodwill of the BSI Business together with the exclusive right of TLBT to represent itself as carrying on the BSI Business in succession of BSI subject to the terms hereof, and the right to use any words indicating that the BSI Business is so carried on including the right to use the name "BSI” or “BSI International" or any variation thereof as part of the name of or in connection with the BSI Business or any part thereof carried on or to be carried on by BSI, the right to all corporate, operating and trade names associated with the BSI Business, or any variations of such names as part of or in connection with the BSI Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the BSI Business, all necessary licenses and authorizations and any other rights used in connection with the BSI Business;

(m)	“BSI Insurance Policies” means the public liability insurance and insurance against loss or damage to BSI Assets and the BSI Business as described in Schedule “G” hereto;

(n)
“BSI Intangible Assets” means all of the intangible assets of BSI, including, without limitation, BSI Goodwill, all trademarks, logos, copyrights, designs, licenses, patents, and other intellectual and industrial property of BSI and its subsidiaries;

(o)
“BSI Material Contracts” means the burden and benefit of and the right, title and interest of BSI in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which BSI is entitled in connection with the BSI Business whereunder BSI is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in Schedule “I” hereto; and

(p)	“BSI Common Shares” means the common stock, $0.001 par value per share, of BSI;

(q)	“BSI New Preferred Shares” means the Series B Preferred Stock, $0.001 par value per share, of BSI;

(r)	“BSI Preferred Shares” means the Series A Preferred Stock, $0.001 par value per share, of BSI;

(s)	“BSI Shares” means collectively, all of the issued and outstanding BSI Common Shares;

(t)	“NGCL” means the Nevada General Corporation Law;

(u)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(v)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(w)	“Commission” means the Securities and Exchange Commission;

(x)
“Effective Time” means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware and the State of Nevada, which provide that the Merger shall become effective upon such filings;

(y)	“Employment Agreements” means the employment agreements to be entered into on the Closing Date between BSI and Wiedemann and Springer in the forms attached hereto as Exhibit “A” and “B”, respectively;

(z)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(aa)
“Lock Up Agreement” means the Lock Up Agreement to be entered into on the Closing Date between TLBT and the BSI Shareholders in respect of the Acquisition Shares in the form attached hereto as Exhibit “F”;

(bb)	“Merger” means the merger, at the Effective Time, of BSI and the Acquirer pursuant to this Agreement and Plan of Merger;

(cc)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, or such other place as TLBT and BSI may mutually agree upon;

(dd)
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into on the Closing Date between TLBT and the BSI Shareholders in respect of the Acquisition Shares in the form attached hereto as Exhibit “C”;

(ee)	“SEC Reports” means all forms, reports and documents filed and required to be filed by TLBT with the Commission under the Exchange Act;

(ff)	“Securities Act” means the Securities Act of 1933, as amended;

(gg)	“Surviving Company” means BSI following the Merger with the Acquirer;

(hh)	“TLBT Business” means all aspects of any business conducted by TLBT and its subsidiaries;

(ii)	“TLBT Common Shares” means the Common Stock, $0.01 par value per share, of TLBT; and

(jj)
“TLBT Financial Statements” means, collectively, the audited consolidated financial statements of TLBT for the fiscal years ended December 31, 2005 and 2006, together with the unqualified auditors’ report thereon, and the unaudited financial statements for the three month periods ended March 31, 2007 and 2006, true copies of which are attached as Schedule “I” hereto.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3 Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule or Exhibit by letter will mean the appropriate Schedule or Exhibit attached to this Agreement and by such reference the appropriate Schedule or Exhibit is incorporated into and made part of this Agreement. The Schedules and Exhibits to this Agreement are as follows:

Information concerning BSI

BSI Disclosure Letter, including the following Schedules appurtenant thereto:

Schedule “A” BSI Accounts Payable and Liabilities
Schedule “B” BSI Accounts Receivable
Schedule “C” BSI Bank Accounts
Schedule “D” BSI Debts to Related Parties
Schedule “E” BSI Equipment
Schedule “F” BSI Financial Statements
Schedule “G” BSI Insurance Policies
Schedule “H” BSI Material Contracts

Information concerning TLBT

Schedule “I” TLBT Financial Statements

Ancillary Agreements

Exhibit “A” Form of Employment Agreement for Wiedemann
Exhibit “B” Form of Employment Agreement for Springer
Exhibit “C” Form of Registration Rights Agreement
Exhibit “D” BSI Milestones
Exhibit “E” Form of Option
Exhibit “F” Form of Lock-Up Agreement

Severability of Clauses

1.4 If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1 The Acquirer shall be merged with and into BSI pursuant to this Agreement and Plan of Merger and the separate corporate existence of the Acquirer shall cease and BSI, as it exists from and after the Closing, shall be the Surviving Company. At Closing, Articles of Merger shall be filed with the Secretary of State of Nevada in accordance with Chapter 92A of the NGCL. The merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Nevada, which date and time is sometimes herein referred to as the “Effective Time”.

Effect of the Merger

2.2 The Merger shall have the effect provided therefor by the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to BSI or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of BSI and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of BSI and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of BSI and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of BSI or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Articles of Incorporation; Bylaws; Directors and Officers

2.3 The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of BSI until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the NGCL. The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of BSI as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company and as provided by the NGCL. The Directors of the Surviving Company at the Effective Time shall be John King, David Marks and Rudi Wiedemann.

Conversion of Securities

2.4 At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer, BSI or the BSI Shareholders, the shares of capital stock of each of BSI and the Acquirer shall be converted as follows:

(a)
Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of BSI Shares. Each BSI Share that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in this Agreement an amount of Acquisition Shares equal to (a) in the case of Wiedemann, 44,023,061 TLBT Common Shares and all 1,000,000 of the BSI New Preferred Shares and (b) in the case of Springer, 4,976,939 TLBT Common Shares. All such BSI Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

(c)
Cancellation of BSI Preferred Shares. Each BSI Preferred Share that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished, without any action on the part of the holder thereof, in exchange for the right to receive the Liquidation Consideration (as defined below) at the Closing. All such BSI Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Liquidation Consideration paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

Additional Consideration

2.5 (a) In addition to the Acquisition Shares, TLBT shall pay the BSI Shareholders additional consideration in the amount of $375,000 (“Cash Consideration”). The Cash Consideration shall be paid to the applicable BSI Shareholders on the Closing Date by certified check, bank check or wire transfer. Of such amount, $275,000 shall be paid to Wiedemann and $100,000 shall be paid to Springer.

(b) In addition, TLBT shall pay the BSI Preferred Shareholder additional consideration in the amount of $125,000 (“Liquidation Consideration”) as a liquidation payment in connection with the cancellation of the BSI Preferred Shares at the Closing. The Liquidation Consideration shall be paid to the BSI Preferred Shareholder on the Closing Date by certified check, bank check or wire transfer

2.6 The BSI Shareholders acknowledge that foregoing allocation of merger consideration amongst them has been specifically negotiated and agreed to, and consent to such allocation for all intents and purposes and waive any claims arising from any disparate allocation of the merger consideration relative to any other document or BSI’s Articles of Incorporation or Bylaws.

Adherence with Applicable Securities Laws

2.7
The BSI Shareholders agree that they are acquiring the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective registration statement under the Securities Act) directly or indirectly unless:

(a)	the sale is to TLBT;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c)
the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and, if requested by TLBT, the seller has furnished to TLBT an opinion of counsel to that effect or such other written opinion as may be reasonably required by TLBT.

The BSI Shareholders acknowledge that the certificates representing the Acquisition Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT. THEY MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND OTHER APPLICABLE SECURITIES LAWS. THE HOLDER MAY BE REQUIRED TO PROVIDE AN OPINION AT THE HOLDER’S COST TO THE COMPANY THAT SUCH TRANSFER IS PERMITTED WITHOUT REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS, WHICH OPINION MUST BE ACCEPTABLE TO THE COMPANY’S COUNSEL.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF TLBT

Representations and Warranties

3.1 TLBT represents and warrants to BSI and the BSI Shareholders, with the intent that BSI and the BSI Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

TLBT - Corporate Status and Capacity

(a)
Incorporation. TLBT and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted or as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

(b)
Power and Capacity. Each of TLBT and Acquirer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which TLBT and/or Acquirer is or will be a party that are required to be executed pursuant to this Agreement (the “TLBT Ancillary Agreements”). The execution, delivery and performance of this Agreement and the TLBT Ancillary Agreements have been duly and validly approved and authorized by the respective Boards of Directors of TLBT and Acquirer, and the stockholder of Acquirer, as required by applicable law and their respective certificates of incorporation and bylaws.

(c)
No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable TLBT and Acquirer to enter into, and to perform their respective obligations under, this Agreement and the TLBT Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware and Nevada Secretaries of State and the filing of appropriate documents with the relevant authorities of other states in which TLBT is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

(d)
Binding Obligation. This Agreement and the TLBT Ancillary Agreements are, or when executed by TLBT and/or Acquirer (as applicable) will be, valid and binding obligations of TLBT and Acquirer enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies

(e)
Reporting Status; Listing. TLBT’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act and TLBT is required to file current reports with the Commission pursuant to section 13(a) of the Exchange Act. The TLBT Common Shares are quoted on the NASD "Bulletin Board” under the symbol “TLBT”;

Acquirer - Corporate Status and Capacity

(f)	Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on any business activities to date.

TLBT - Capitalization

(g)
Authorized Capital. The authorized capital of TLBT consists of 3,000,000,000 TLBT Common Shares, $0.01 par value and 20,000,000 shares of preferred stock. $0.001 par value, of which 357,076,887 TLBT Common Shares and no shares of Series A Convertible Preferred Stock, are presently issued and outstanding;

(h)
No Option. Except as disclosed herein or in the TLBT SEC Reports, no person, firm or corporation has any agreement, warrant or option or any right capable of becoming an agreement, warrant or option for the acquisition of any capital stock or equity interest in TLBT, except for the outstanding shares of Series A Convertible Preferred Stock;

(i)
Agreements Concerning TLBT Capital Stock. Except as disclosed herein or in the TLBT SEC Reports, there are no restrictions on the transfer, sale or other disposition of any capital stock of TLBT contained in the charter documents of TLBT or under any other agreements. There are no stockholder agreements, investor rights agreements, co-sale agreements, right of first refusal agreements, voting agreements, registration rights agreements or any other similar type of agreement to which TLBT, any subsidiary of TLBT or any officer or director of TLBT (or any subsidiary of TLBT) is a party.

Acquirer - Capitalization

(j)	Authorized Capital. The authorized capital of the Acquirer consists of 100 shares of common stock, $0.001 par value, of which one share of common stock is presently issued and outstanding;

(k)
No Option. No person, firm or corporation has any agreement, warrant or option or any right capable of becoming an agreement, warrant or option for the acquisition of any capital stock or equity interest in Acquirer;

TLBT - Records and Financial Statements

(l)
Charter Documents. The charter documents of TLBT and the Acquirer have not been altered since the incorporation of each, respectively, except as filed in the record books of TLBT or the Acquirer, as the case may be, copies of which have been provided to BSI;

(m)
TLBT Financial Statements. The TLBT Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of TLBT, on a consolidated basis, as of the respective dates thereof, and the results of operations and statement of cash flows of TLBT during the periods covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(n)
TLBT has previously delivered or made available to BSI true and complete copies of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (b) its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007, and (c) its Definitive Proxy Statement on Schedule 14A as filed on May 23, 2007, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, such reports and proxy statement (collectively, the "Public Filings") (i) complied with all applicable provisions, rules and regulations of federal securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which such statements were made, not misleading.

(o)
Since the date of the balance sheet included in TLBT’s most recently filed report on Form 10-Q, TLBT has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of TLBT; (b) any amendment or change in the certificate of incorporation or bylaws of TLBT, or any proposal to so amend; (c) any damage to, destruction of or loss of any assets of TLBT (whether or not covered by insurance) that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the financial condition or business of TLBT; or (d) any sale of a material amount of property of TLBT, except in the ordinary course of business;

TLBT - Applicable Laws and Legal Matters

(p)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or, to TLBT’s knowledge, threatened against or relating to TLBT, its subsidiaries, or the TLBT Business nor does TLBT have any knowledge of any act, fact or omission that would form any material basis for any such action or proceeding;

(q)
No Bankruptcy. Neither TLBT nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against TLBT or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of TLBT or its subsidiaries;

(r)
Finder's Fees. Neither TLBT nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(s)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)
violate the charter documents of TLBT or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which TLBT or its subsidiaries are party,

(ii)	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by TLBT or its subsidiaries,

(iii)	result in any alteration of TLBT’ or its subsidiaries’ obligations under any agreement to which TLBT or its subsidiaries are party,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of TLBT,

(v)	result in the imposition of any tax liability to TLBT or its subsidiaries relating to the assets of TLBT, or

(vi)	violate any court order or decree to which either TLBT or its subsidiaries are subject;

TLBT - Acquisition Shares

(t)
Acquisition Shares. The Acquisition Shares when delivered to the holders of BSI Shares or as directed thereby pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of TLBT, in all cases subject to the provisions and restrictions of all applicable securities laws; and

(u)
Securities Law Compliance. Except as set forth in the SEC Reports, TLBT has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock) since March 31, 2007. The issuance of the Acquisition Shares (including any shares of TLBT common stock issuable upon conversion of the BSI New Preferred Shares) will be exempt from registration under applicable federal and state securities laws.

Non-Merger and Survival

3.2 The representations and warranties of TLBT contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the BSI Shareholders, the representations and warranties of TLBT shall survive the Closing for a period of eighteen (18) months.

Indemnity

3.3 TLBT agrees to indemnify and save harmless BSI and the BSI Shareholders from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of TLBT to defend any such claim) and reaonsable attorneys fees and expenses (collectively, “Losses and Expenses”), resulting from the breach by it of any representation, warranty or covenant made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by TLBT to BSI or the BSI Shareholders hereunder provided that there shall be no indemnification obligation until aggregate Losses and Expenses exceed $10,000 and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $10,000. In addition, TLBT agrees to indemnify the BSI Shareholders from and against any and all Losses and Expenses arising from the business operations of the Surviving Company after the Closing of the Merger or on account of personal guarantees or personal indemnity agreements entered into by the BSI Shareholders in connection with the obligations of BSI (which Losses and Expenses shall be recoverable without reference to the $10,000 threshold set forth in the preceding sentence).

ARTICLE 4
COVENANTS OF TLBT

Covenants

4.1 TLBT covenants and agrees with BSI and the BSI Shareholders that it will:

(a)
Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

(b)
Access. Until the Closing, give the BSI Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of TLBT, and furnish to the BSI Shareholders and their representatives all such information as they may reasonably request, and following the Closing, give the BSI Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of BSI and TLBT, and furnish to the BSI Shareholders and their representatives all such information as they may reasonably request in connection with their indemnification obligations under Section 5.3 below;

(c)	Procure Consents. Take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger;

(d)
Tech Labs Development Corp. Upon achievement of the milestones set forth on Exhibit “D,” TLBT shall incorporate “Tech Labs Development Corp.,” or a variation thereof, and appoint Weidemann as its chief executive officer. TLBT will fund such entity at an appropriate level necessary to achieve its goals and shall provide Weidemann with appropriate compensation for the services to be provided.

(e)
Renewal Fuels. At a reasonable time subsequent to the Closing Date, TLBT shall retain a general manager for its subsidiary, Renewal Fuels, Inc., with oversight by BSI; provided, however, that notwithstanding any oversight, management or legal affiliation between the entities, Renewal Fuels, Inc. and BSI shall maintain separate accounting records, with each entity reporting results and financial information to TLBT.

(f)	Additional Financing. TLBT further agrees to provide BSI with an aggregate of $1,500,000 for working capital purposes in accordance with the following schedule:

(1)	Upon the Closing, TLBT shall automatically forgive that certain loan made to BSI in the principal amount of $200,000 on May 24, 2007;

(2)	On the Closing Date TLBT shall provide BSI with $500,000;

(3)	Within seventy-five days of the Closing Date, shall provide BSI with $400,000; and

(4)	Shall provide BSI with the remaining $400,000 within 10 business days of the unconditional booking (and receipt of 50% deposit) for the sale of the first BiodieselMaster unit by BSI.

(g)
Employee Securities. TLBT shall grant an aggregate of 1,000,000 TLBT Common Shares and an aggregate of 2,000,000 options to purchase TLBT Common Shares to the individuals, other than officers of BSI, employed by BSI prior to the Closing Date. Such options shall be in the form attached hereto as Exhibit “E” and shall be granted, along with the TLBT Common Shares, on the Closing Date in the amounts to be mutually agreed upon by TLBT and BSI.

(h)	Delivery of Registration Rights Agreement. On the Closing Date, TLBT will deliver the executed Registration Rights Agreement to the BSI Shareholders.

(i)	Employment Agreements. On the Closing Date, TLBT shall cause the Surviving Company to execute and deliver the Employment Agreements to Wiedemann and Springer.

(j)
Conversion Shares. Upon conversion of any of the BSI New Preferred Shares in accordance with the Certificate of Designation to be filed by BSI on or about the Closing, TLBT will promptly issue and deliver to the converting holder thereof a stock certificate representing the appropriate number of shares of TLBT Common Stock into which BSI New Preferred Shares have been converted.

Authorization

4.2   TLBT hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting TLBT and its subsidiaries to release any and all information in their possession respecting TLBT and its subsidiaries to BSI. TLBT shall promptly execute and deliver to BSI any and all consents to the release of information and specific authorizations which BSI reasonably requires to gain access to any and all such information.

Survival

4.3 The covenants set forth in this Article shall survive the Closing for the benefit of the BSI Shareholders.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
BSI AND THE PRINCIPAL STOCKHOLDERS

Representations and Warranties

5.1 BSI, Wiedemann and Springer, jointly and severally, represent and warrant to TLBT and the Acquirer, with the intent that they will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that, except as disclosed in the BSI Disclosure Letter:

BSI - Corporate Status and Capacity
.
(a)
Incorporation. BSI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted or as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

(b)
Power and Capacity. BSI has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which BSI is or will be a party that are required to be executed pursuant to this Agreement (the “BSI Ancillary Agreements”). The execution, delivery and performance of this Agreement and the BSI Ancillary Agreements has been duly and validly approved and authorized by the Board of Directors and stockholders of BSI, as required by applicable law and its articles of incorporation and bylaws. Each of the BSI Shareholders has the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which they will be a party that are required to be executed pursuant to this Agreement

(c)
No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable BSI to enter into, and to perform its obligations under, this Agreement and the BSI Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Delaware and Nevada Secretaries of State, the recording of the Agreement of Merger in the office of the Recorder of the Delaware county in which TLBT’s registered office is located, and the filing of appropriate documents with the relevant authorities of other states in which BSI is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) certain third-party consents, which have been disclosed in BSI’s Disclosure Letter.

(d)
Binding Obligation. This Agreement and the BSI Ancillary Agreements are, or when executed by BSI will be, valid and binding obligations of BSI enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the BSI Ancillary Agreements are, or when executed by each BSI Shareholders will be, valid and binding obligations of such person, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

BSI - Capitalization

(e)	Authorized Capital. The authorized capital of BSI consists of 40,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share;

(f)
Ownership of BSI Shares. The issued and outstanding share capital of BSI will on Closing consist of 7,773,794 shares of common stock (being the BSI Shares) and 50,000 BSI Preferred Shares, which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The BSI Shareholders will be at Closing the registered and beneficial owner of the BSI Shares. The BSI Shares owned by the BSI Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever;

(g)
No Option. No person, firm or corporation has any agreement, warrant or option or any right capable of becoming an agreement, warrant or option for the acquisition of any capital stock or equity interest in BSI;

(h)
No Restrictions. There are no restrictions on the transfer, sale or other disposition of BSI Shares contained in the charter documents of BSI or under any agreement that would prohibit the consummation of the transactions contemplated herein;

BSI - Records and Financial Statements

(i)	Charter Documents. The charter documents of BSI have not been altered since its incorporation date, except as filed in the record books of BSI;

(j)
Corporate Minute Books. The corporate minute books of BSI are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by BSI which required director or shareholder approval are reflected on the corporate minute books of BSI. BSI is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws, except where such breach or default would not have a material adverse effect upon BSI;

(k)
BSI Financial Statements. The BSI Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of BSI as of the respective dates thereof, and the results of operations and statement of cash flows of BSI during the periods covered thereby, in all material respects, and were prepared on an accrual basis in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except for (i) the treatment of the BSI Unlisted Inventory and (ii) footnote disclosure;

(l)
BSI Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of BSI which are not disclosed in Schedule “A” hereto or the BSI Disclosure Letter or reflected in the BSI Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the BSI Financial Statements, and BSI has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of BSI as of May 31, 2007 are described in Schedule “A” hereto;

(m)
BSI Accounts Receivable. All BSI Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of BSI, any claim by the obligor for set-off or counterclaim;

(n)	BSI Bank Accounts. All of the BSI Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule “C” hereto;

(o)
No Debt to Related Parties. BSI is not, or on Closing will not be, materially indebted to the BSI Shareholders nor to any family member thereof, nor to any affiliate, director or officer of BSI or the BSI Shareholders except accounts payable on account of bona fide business transactions of BSI incurred in normal course of BSI Business, including employment agreements with the BSI Shareholders and attached to Schedule “D” hereto is an accounts payable aging ledger;

(p)
No Related Party Debt to BSI. Neither the BSI Shareholders nor any director, officer or affiliate of BSI are now indebted to or under any financial obligation to BSI on any account whatsoever, except for advances on account of travel and other expenses not exceeding $5,000 in total;

(q)
No Dividends. No dividends or other distributions on any shares in the capital of BSI have been made, declared or authorized since the date of the BSI Financial Statements (which for all purposes under this Agreement shall mean March 31, 2007);

(r)
No Payments. No payments of any kind have been made or authorized since the date of the BSI Financial Statements to or on behalf of the BSI Shareholders or to or on behalf of officers, directors, shareholders or employees of BSI, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(s)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting BSI;

(t)	No Adverse Events. Since the date of the BSI Financial Statements:

(i)
there has not been any material adverse change in the properties, results of operations, financial position or condition of BSI, its liabilities or the BSI Assets or any damage, loss or other change in circumstances materially affecting BSI, the BSI Business or the BSI Assets or BSI’s right to carry on the BSI Business, other than changes in the ordinary course of business,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting BSI, the BSI Business or the BSI Assets,

(iii)
there has not been any material increase in the compensation payable or to become payable by BSI to the BSI Shareholders or to any of BSI's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the BSI Business has been and continues to be carried on in the ordinary course,

(v)	BSI has not waived or surrendered any right of material value,

(vi)	BSI has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made;

BSI - Income Tax Matters

(u)
Tax Returns. All tax returns and reports of BSI required by law to be filed have been filed based on a cash basis, and are true, complete and correct, and any taxes payable in accordance with any return filed by BSI or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(v)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by BSI. BSI is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment;

BSI - Applicable Laws and Legal Matters

(w)
Licenses. BSI holds all licenses and permits as may be requisite for carrying on the BSI Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the BSI Business;

(x)
Applicable Laws. BSI has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the BSI Business, and, to BSI’s knowledge, BSI is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the BSI Business;

(y)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or, to BSI’s knowledge, threatened against or relating to BSI, the BSI Business, or any of the BSI Assets, nor does BSI have any knowledge of any act, fact or omission that would form any material basis for any such action or proceeding;

(z)
No Bankruptcy. BSI has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against BSI and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of BSI;

(aa)
Labor Matters. BSI is not a party to any collective agreement relating to the BSI Business with any labor union or other association of employees and no part of the BSI Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of BSI, has made any attempt in that regard and BSI has no reason to believe that any current employees will leave BSI's employ as a result of this Merger;

(bb)
Finder's Fees. BSI is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(cc)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of BSI or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which BSI is a party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, BSI Material Contracts, or any right or rights enjoyed by BSI,

(iii)	result in any material alteration of BSI's obligations under any agreement to which BSI is a party including, without limitation, the BSI Material Contracts,

(iv)	result in the creation or imposition of any material lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the BSI Assets,

(v)	result in the imposition of any tax liability to BSI relating to BSI Assets or the BSI Shares, or

(vi)	violate any court order or decree to which either BSI is subject;

BSI Assets - Ownership and Condition

(dd)
Business Assets. The BSI Assets comprise all of the property and assets of the BSI Business, and neither the BSI Shareholders nor any other person, firm or corporation owns any assets used by BSI in operating the BSI Business, whether under a lease, rental agreement or other arrangement;

(ee)
Title. Other than to the extent of any leased assets, BSI is the legal and beneficial owner of the BSI Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(ff)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the BSI Assets;

(gg)	BSI Insurance Policies. BSI maintains the public liability insurance and insurance against loss or damage to the BSI Assets and the BSI Business as described in Schedule “G” hereto;

(hh)	BSI Material Contracts. The BSI Material Contracts listed in Schedule “H” constitute all of the material contracts of BSI;

(ii)
No Default. There has not been any default in any material obligation of BSI or to the knowledge of BSI any other party to be performed under any of BSI Material Contracts, each of which to the knowledge of BSI is in good standing and in full force and effect and unamended, and BSI is not aware of any default in the obligations of any other party to any of the BSI Material Contracts;

(jj)
No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of BSI. BSI is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

BSI Assets - BSI Equipment

(kk)	BSI Equipment. The BSI Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and to the knowledge of BSI such equipment is in good working condition;

BSI Assets - BSI Goodwill and Other Assets

(ll)
BSI Goodwill. BSI carries on the BSI Business only under the name "Biodiesel Solutions, Inc." and variations thereof and under no other business or trade names. BSI does not have any knowledge of any infringement by BSI of any patent, trademark, copyright or trade secret;

The Business of BSI

(mm)
Maintenance of Business. Since the date of the BSI Financial Statements, the BSI Business has been carried on in the ordinary course and BSI has not entered into any material agreement or commitment except in the ordinary course; and

(nn)
Subsidiaries. BSI does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm and BSI does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2 The representations and warranties of BSI contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by TLBT, the representations and warranties of BSI shall survive the Closing for a period of eighteen (18) months.

Indemnity

5.3 Wiedemann and Springer jointly and severally agree to indemnify and save harmless TLBT from and against any and all Losses and Expenses resulting from the breach by BSI of any representation, warranty or covenant of BSI made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by BSI or the BSI Shareholders to TLBT hereunder provided that (i) there shall be no indemnification obligation until aggregate Losses and Expenses exceed $10,000 and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $10,000, (ii) neither Wiedemann nor Springer will be liable to the extent that any such claims exceed the amount of merger consideration actually received by such BSI Shareholder hereunder, other than to the extent of claims based on fraud by such BSI Shareholder, for which there shall be no dollar limit, and (iii) the obligations of Wiedemann and/or Springer may be satisfied in cash or surrender of Acquisition Shares (valued consistent with the method used to calculate the number of shares of such security issued at Closing - which in the case of TLBT Common Shares shall be equal to. the greater of (a) the average closing price of TLBT Common Shares for the 10 trading days immediately preceding the Closing Date, or (b) $0.05 per share, and in the case of the BSI New Preferred Shares shall be their State Value as set forth in the applicable Certificate of Designation for such shares), or any combination thereof, at the election of the applicable BSI shareholder.

ARTICLE 6
COVENANTS OF BSI AND
THE BSI SHAREHOLDERS

Covenants

6.1 BSI, Wiedemann and Springer covenant and agree with TLBT that they will:

(a)
Conduct of Business. Until the Closing, conduct the BSI Business diligently and in the ordinary course consistent with the manner in which the BSI Business generally has been operated up to the date of execution of this Agreement and will not enter into any material obligations or compensatory arrangements without the prior consent of TLBT;

(b)
Preservation of Business. Until the Closing, use their best efforts to preserve the BSI Business and the BSI Assets and, without limitation, preserve for TLBT BSI’s relationships with their suppliers, customers and others having business relations with them;

(c)
Access. Until the Closing, give TLBT and its representatives full access to all of the properties, books, contracts, commitments and records of BSI relating to BSI, the BSI Business and the BSI Assets, and furnish to TLBT and its representatives all such information as they may reasonably request;

(d)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the BSI Assets, including the BSI Material Contracts, notwithstanding the change in control of BSI arising from the Merger;

(e)	Delivery of Registration Rights Agreement. On the Closing Date, the BSI Shareholders will deliver the executed Registration Rights Agreement to TLBT;

(f)	Employment Agreements. On the Closing Date, Wiedemann and Springer will deliver the executed Employment Agreements to TLBT; and

(g)	Delivery of Lock Up Agreement. On the Closing Date, the BSI Shareholders will deliver the executed Lock Up Agreement to TLBT.

Authorization

6.2 BSI hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting BSI to release any and all information in their possession respecting BSI to TLBT. BSI shall promptly execute and deliver to TLBT any and all consents to the release of information and specific authorizations which TLBT reasonably require to gain access to any and all such information.

Survival

6.3 The covenants set forth in this Article shall survive the Closing for the benefit of TLBT.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of TLBT

7.1 TLBT’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to TLBT by BSI or the BSI Shareholders under Section 9.2 will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by BSI or the BSI Shareholders at or prior to the Closing will have been complied with or performed;

(c)	TLBT shall have completed its review and inspection of the books and records of BSI and shall be satisfied with same in all material respects;

(d)
title to the BSI Shares held by the BSI Shareholders and to the BSI Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(e)	the Articles of Merger shall be executed by BSI in form acceptable for filing with the Nevada Secretary of State;

(f)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of BSI, its liabilities or the BSI Assets or any damage, loss or other change in circumstances materially and adversely affecting the BSI Business or the BSI Assets or BSI's right to carry on the BSI Business, other than (i) changes described in the Schedule “A” hereto and (ii) changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to BSI or the BSI Business (whether or not covered by insurance) materially and adversely affecting BSI, the BSI Business or the BSI Assets;

(i)
BSI debt obligations shall consist of no more than $100,000 of unsecured bank debt and $72,000 in unsecured vendor debt, such amounts to be reduced by any payments made using the $200,000 previously loaned to BSI by TLBT;

(j)	BSI cash assets shall consist of no less than $200,000, such amount to be reduced by any payments made to debt referenced in 7.1(i);

(g)	TLBT shall have received satisfactory confirmation that the customer relationships of BSI shall not be negatively impacted by the Merger; and

(h)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

Waiver by TLBT

7.2 The conditions precedent set out in the preceding section are inserted for the exclusive benefit of TLBT and any such condition may be waived in whole or in part by TLBT at or prior to Closing by delivering to BSI and the BSI Shareholders a written waiver to that effect signed by TLBT. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, TLBT shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of BSI and the BSI Shareholders

7.3 The obligations of BSI and the BSI Shareholders to carry out the transactions contemplated hereby is subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to BSI or the BSI Shareholder by TLBT or Acquirer under Section 9.3 will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by TLBT at or prior to the Closing will have been complied with or performed;

(c)	BSI shall have completed its review and inspection of the books and records of TLBT and its subsidiaries and shall be satisfied with same in all material respects;

(d)
TLBT will have delivered the Acquisition Shares to be issued pursuant to the terms of the Merger to the BSI Shareholders at the Closing and the Acquisition Shares will be registered on the books of TLBT in the name of the BSI Shareholders at the Effective Time;

(e)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(f)	payment of the Cash Consideration required to be paid as of the Closing Date shall have been made;

(g)	the Articles of Merger shall be executed by the Acquirer in form acceptable for filing with the Nevada Secretary of State;

(h)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of TLBT, its subsidiaries, their assets of liabilities or any damage, loss or other change in circumstances materially and adversely affecting TLBT or the TLBT Business or TLBT’ right to carry on the TLBT Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to TLBT or the TLBT Business (whether or not covered by insurance) materially and adversely affecting TLBT, its subsidiaries or its assets; and

(i)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

Waiver by BSI and the BSI Shareholders

7.4 The conditions precedent set out in the preceding section are inserted for the exclusive benefit of BSI and the BSI Shareholders and any such condition may be waived in whole or in part by BSI or the BSI Shareholders at or prior to the Closing by delivering to TLBT a written waiver to that effect signed by BSI and the BSI Shareholders. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing BSI and the BSI Shareholders shall be released from all obligations under this Agreement.

Termination

7.6 Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before June 30, 2007, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Confidentiality

7.7 Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from BSI and TLBT and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that TLBT may be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of TLBT’ filings with the Securities and Exchange Commission.

No-Shop Provision

7.8 From the date hereof until the close of business on June 30, 2007, the parties hereto agree that they shall not, nor will they cause their directors, officers, employees, agents and representatives to, directly or indirectly, solicit or entertain offers from, hold meetings or discussions with, or in any manner encourage, accept or consider any proposal of, any other person relating to the acquisition of BSI, shares of BSI’s capital stock, securities convertible into or exchangeable for shares of BSI’s capital stock, or BSI’s assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, original issuance, or otherwise. BSI and the BSI Shareholders will immediately notify TLBT in writing regarding any such contact from the date hereof until the close of business on June 30, 2007.

ARTICLE 8
RISK

Material Change in the Business of BSI

8.1 If any material loss or damage to the BSI Business occurs prior to Closing and such loss or damage, in TLBT' reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, TLBT shall, within two (2) days following any such loss or damage, by notice in writing to BSI, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to TLBT' obligations to carry out the transactions contemplated hereby, be vested in BSI or otherwise adequately secured to the satisfaction of TLBT on or before the Closing Date.

Material Change in the TLBT Business

8.2 If any material loss or damage to the TLBT Business occurs prior to Closing and such loss or damage, in BSI's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, BSI shall, within two (2) days following any such loss or damage, by notice in writing to TLBT, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to BSI's obligations to carry out the transactions contemplated hereby, be vested in TLBT or otherwise adequately secured to the satisfaction of BSI on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1 The Merger and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

Documents to be Delivered by BSI

9.2 On or before the Closing, BSI, Wiedemann and Springer will deliver or cause to be delivered to TLBT:

(a)	the original or certified copies of the charter documents of BSI and all corporate records documents and instruments of BSI, the corporate seal of BSI and all books and accounts of BSI;

(b)
all reasonable consents or approvals required to be obtained by BSI for the purposes of completing the Merger and preserving and maintaining the interests of BSI under any and all BSI Material Contracts and in relation to BSI Assets;

(c)	certified copies of such resolutions of the shareholders and directors of BSI as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	an acknowledgement from BSI and the BSI Shareholders of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(e)	the Employment Agreements, duly executed by BSI, Wiedemann and Springer;

(f)	the Articles of Merger, duly executed by BSI;

(g)	the Registration Rights Agreement, duly executed by the BSI Shareholders;

(h)	the Lock Up Agreement, duly executed by the BSI Shareholders; and

(i)	such other documents as TLBT may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by TLBT

9.3 On or before the Closing, TLBT shall deliver or cause to be delivered to BSI and the BSI Shareholders:

(a)	share certificates representing the Acquisition Shares duly registered in the names of the BSI Shareholders;

(b)	the Cash Consideration due to be paid on the Closing Date;

(c)	certified copies of such resolutions of the directors of TLBT as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	a certified copy of a resolution of the directors of BSI dated as of the Closing Date, approving the Employment Agreements;

(e)	an acknowledgement from TLBT of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(f)	the Employment Agreements, duly executed by TLBT:

(g)	the Registration Rights Agreement, duly executed by TLBT;

(h)	the Articles of Merger, duly executed by the Acquirer;

(i)	such other documents as BSI may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

Forthwith after the Closing, TLBT, BSI and the BSI Shareholders agree to use all their best efforts to:

(a)	file the Articles of Merger with Secretary of State of Nevada;

(b)	cause the directors of BSI to be John King, David Marks and Rudi Wiedemann and to cause the appointment of an additional director to be chosen by John King and David Marks;

(c)	issue a news release reporting the Closing;

(d)	file reports on Form 3 (and Form 13D, where applicable) with the Securities and Exchange Commission disclosing the acquisition of the Acquisition Shares by the BSI Shareholders.

ARTICLE 11
GENERAL PROVISIONS

Submission to Jurisdiction; Consent to Service of Process.

11.1 The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.2 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.6.

Procedure for Indemnity Claims

11.3 In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect of which payment may be sought under this Agreement, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses and Expenses with respect to which indemnification is provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses and Expenses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses and Expenses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses and Expenses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses and Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnifying party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Any settlement of any Claim by the indemnifying party shall provide for a full release of Claims against the indemnified party and any settlement of any Claim by the indemnified party is subject to the reasonable consent of the indemnified party.

11.4 After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

11.5 The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

Notice

11.6 Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by Facsimile shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.5 The address for service of notice of each of the parties hereto is as follows:

(a) TLBT or the Acquirer:

Tech Laboratories, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention: John King, Chief Executive Officer
Telephone: (414) 283-2616
Facsimile: (312) 873-3739

Copy to:

Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Facsimile: (212) 930-9725

(b) BSI or the BSI Shareholders

Biodiesel Solutions, Inc.
1395 Greg Street, Suite #102
Sparks, Nevada 89431
Attention: Rudi Wiedemann, President and Chief Executive Officer
Telephone: (775) 358-6400
Facsimile: (775) 358-6499

Copy to:

Hale Lane
5441 Kietzke Lane, Second Floor
Reno, Nevada 89511
Attention: David A. Garcia, Esq.
Telephone: (775) 327-3000
Facsimile: (775) 786-6179

Change of Address

11.6 Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.7 Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.8 Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.9 The provisions contained herein constitute the entire agreement among BSI, the BSI Shareholders, the Acquirer and TLBT respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among BSI, the BSI Shareholders, the Acquirer and TLBT with respect to the subject matter hereof.

Successors and Assigns

11.10 This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.11 This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

11.12 This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

11.13 This Agreement is subject to the laws of the State of Nevada.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

TECH LABORATORIES, INC.

By:	/s/ John King
John King, CEO

BSI ACQUISITIONS, INC.

By:	/s/ John King
John King, CEO

BIODIESEL SOLUTIONS, INC.

By:	/s/ Rudolf Wiedemann
Rudolf Wiedemann, President

/s/ Rudolf Wiedemann
Rudolf Wiedemann

/s/ Gregory Springer
Gregory Springer

KEN THOMAS AND MARYANNE HARZHEIM, TRUSTEES OF THE THOMAS- HARZHEIM TRUST

By:	/s/ Ken Thomas

By:	/s/ Maryanne Harzheim
Name:
Title:Trustee